Exhibit 99.1
PROFORMA SEGMENT RESULTS
BUSINESS SEGMENTS

(Thousands of U.S. dollars) (Unaudited)	Year 2007	Year 2006

Mobile Industries Segment
Net sales to external customers	$2,426,659	$2,412,086
Adjusted earnings before interest and taxes (EBIT) (1)	$49,663	$31,405
Adjusted EBIT Margin (1)	2.0%	1.3%

Process Industries Segment
Net sales to external customers	$1,081,436	$973,748
Intersegment sales	1,810	1,998

Total net sales	$1,083,246	$975,746
Adjusted earnings before interest and taxes (EBIT) (1)	$137,920	$124,948
Adjusted EBIT Margin (1)	12.7%	12.8%

Aerospace & Defense Segment
Net sales to external customers	$312,833	$259,695
Adjusted earnings before interest and taxes (EBIT) (1)	$27,657	$18,084
Adjusted EBIT Margin (1)	8.8%	7.0%

Total Bearing and Power Transmission Group
Net sales to external customers	$3,820,928	$3,645,529
Intersegment sales	1,810	1,998

Total net sales	$3,822,738	$3,647,527
Adjusted earnings before interest and taxes (EBIT) (1)	$215,240	$174,437
Adjusted EBIT Margin (1)	5.6%	4.8%

Steel Group
Net sales to external customers	$1,415,092	$1,327,836
Intersegment sales	146,514	144,424

Total net sales	$1,561,606	$1,472,260
Adjusted earnings before interest and taxes (EBIT) (1)	$231,167	$226,772
Adjusted EBIT Margin (1)	14.8%	15.4%

Unallocated corporate expense	$(65,850)	$(66,880)
Intersegment eliminations (expense) income (2)	$(473)	$3,582

Consolidated
Net sales to external customers	$5,236,020	$4,973,365
Adjusted earnings before interest and taxes (EBIT) (1)	$380,084	$337,911
Adjusted EBIT Margin (1)	7.3%	6.8%

(1)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(2)	Intersegment eliminations represent intersegment profit or loss between the Steel Group and the Bearings and Power Transmission Group.
Reconciliation of GAAP Income from Continuing Operations before Income Taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearing and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Year 2007	Year 2006
(Thousands of U.S. dollars) (Unaudited)	$	$

Income from Continuing Operations before Income Taxes	$282,257	$254,234

Pre-tax special items:
Interest expense	42,684	49,387
Interest (income)	(7,045)	(4,605)
Manufacturing rationalization/reorganization expenses — cost of products sold	31,275	18,476
Manufacturing rationalization/reorganization expenses — SG&A	3,246	5,917
Loss on divestiture	528	64,271
Impairment and restructuring	40,378	44,881
Special items — other (income)	(13,239)	(94,650)

Consolidated adjusted earnings before interest and taxes (EBIT)	$380,084	$337,911

Steel adjusted earnings before interest and taxes (EBIT)	(231,167)	(226,772)
Unallocated corporate expense	$65,850	$66,880
Intersegment eliminations expense / income	473	(3,582)

Total Bearing and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$215,240	$174,437